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                                                                     EXHIBIT 2.4


                       CATTLE PURCHASE CONTRACT AGREEMENT






         THIS CATTLE PURCHASE CONTRACT AGREEMENT (the "Agreement") is made this 1st day of May, 2000, by and among EMERGE INTERACTIVE, INC., a Delaware corporation ("Purchaser"); EASTERN LIVESTOCK CO., INC., a Kentucky corporation ("Seller") and THOMAS P. GIBSON and JOHN SHIRLEY GIBSON ("Shareholders").


                              W I T N E S S E T H:


         WHEREAS, Purchaser is this date closing the purchase of the Rollover Business of Seller pursuant to that certain Agreement for Purchase and Sale of Assets dated April 20, 2000 (the "Purchase Agreement"); and

         WHEREAS, a portion of the assets of such Rollover Business is the forward contracts of Seller for the purchase and sale of cattle in the future, as listed on Exhibit A attached hereto (the "Forward Contracts"); and

         WHEREAS, the Purchase Agreement provides, as part of the consideration therefor, that the parties will enter into this Agreement; and

         WHEREAS, Shareholders own all of the outstanding capital stock of Seller; and

         WHEREAS, the parties desire to enter into this Agreement;

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Purchaser and Seller agree that all profit, if any, derived from the performance of the Forward Contracts shall belong to Purchaser. Likewise, Seller and Shareholders agree to indemnify Purchaser from any loss derived from the performance of the Forward Contracts, taken as a whole.

         2. As each Forward Contract for the purchase of cattle matures, Purchaser shall wire to Seller adequate funds to pay for such cattle, and Seller shall cause such cattle to be delivered directly to Purchaser. Title and ownership to such purchase cattle shall vest exclusively in Purchaser at such time.


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         3.       As each Forward Contract for the sale of cattle matures,
Purchaser shall deliver to Seller sufficient cattle to meet such Forward Contract, and Seller shall cause the proceeds of such sales to be paid directly to Purchaser.


         4. After all the Forward Contracts are performed and closed out, the Purchaser shall reconcile the net profit and loss derived from the performance of each Forward Contract. The overall net profit shall be retained by Purchaser, and in the event an overall net loss is derived therefrom, then within ten (10) days following written demand by Purchaser, which notice shall include a reconciliation of the Forward Contracts and proof of the sum due, Seller shall wire funds to Purchaser in an amount equal to such overall net loss.

         5. Each party agrees to execute such other documents, instruments and agreements as may be reasonably requested by any other party hereto in order to effect and perform the transactions and obligations contemplated hereunder.

         6. The parties understand and agree that, in the event Seller does not remit payment of the overall net loss, as provided in Section 4 above (and assuming Seller does not reasonably dispute, in writing, Purchaser's computation thereof), within thirty (30) days following the written demand by Purchaser, then such payment may be partly or fully satisfied, in Purchaser's discretion, out of the "Security" being held in escrow pursuant to that certain Registration Rights and Restricted Stock Agreement, dated the date hereof and entered into between Purchaser, Seller and Thomas P. Gibson.

         7. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

         8. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.


                  [Remainder of Page Intentionally Left Blank]


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         EXECUTED on the day first above written.


                                    EASTERN LIVESTOCK CO., INC., a Kentucky
                                    corporation



                                    By:  /s/ Thomas P. Gibson
                                         ---------------------------------------
                                             THOMAS P. GIBSON, President


                                         /s/ Thomas P. Gibson
                                         ---------------------------------------
                                             THOMAS P. GIBSON, Individually

                                         /s/ John S. Gibson
                                         ---------------------------------------
                                         JOHN S. GIBSON, Individually


                                    EMERGE INTERACTIVE, INC., A DELAWARE
                                    CORPORATION




                                    By:  /s/ T. Michael Janney
                                         ---------------------------------------
                                             T. Michael Janney, CFO